Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated May 29, 2015, relating to the financial statements and financial highlights which appears in the March 31, 2015 Annual Report to Shareholders of AMG Pantheon Master Fund, LLC (formerly, AMG Pantheon Private Equity Master Fund, LLC), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Statements” and “Financial Statements and Exhibits” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

October 26, 2015